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                                                                    EXHIBIT 99.1

                            QUINTESSENCE OIL COMPANY
                    2932 THORNE DRIVE, ELKHART, INDIANA 46514

CONTACT: Investor Relations at 888-531-8676

QUINTESSENCE OIL COMPLETES ACQUISITION OF IPSL, INC. AND PLANS NAME CHANGE TO TORQUE ENGINEERING CORPORATION.

LOS ANGELES, CALIF. - Monday June 1, 1999, Raymond B. Wedel, Jr. President of Quintessence Oil Company (NASD OTC EBB: QTSN), announced today that the company has completed the acquisition of 100% of the outstanding stock of IPSL, Inc. in a stock for stock exchange. Quintessence Oil Company has also agreed to change its name to Torque Engineering Corporation subject to shareholder approval.

Mr. Wedel stated that, "With closing of the this transaction Quintessence Oil Company has completed the first phase of the transition to becoming a niche manufacture and marketer of advanced technology systems for the transportation industry. The Torque V-12 has been in the research and development phase by IPSL, Inc. and the predecessor owners for the past twelve years. Quintessence Oil Company plans to begin operating under the name of Torque Engineering Company and will begin the process of bring the Torque V-12 to the market place while making the transition to an operating company."

With the completion of the IPSL, Inc. acquisition Quintessence now owns all of the rights, patents, tooling, designs, and has the production facilities to produce the revolutionary Torque V-12 Engine. The engine, designed for the pleasure boating industry, is a 14-liter, 90 degree, sequentially fuel injected, advanced V-12, engineered to run on pump gasoline. The initial Torque V-12 model to be released, is an all aluminum, light weight, and powerful V-12 which delivers over 900 horsepower and 1100 foot pounds of torque in its marine configuration. The Torque V-12 design team was responsible for 19 United States and World Championships in the most elite divisions of offshore racing and numerous automotive championships.

Quintessence Oil Company, or Torque Engineering Corporation as it will be known, is in the final stages of the transition to bringing the Torque V-12 to full scale production. The company has now become a manufacturer of engines for the boating and the transportation industry with an advanced technology power system that substantially reduces power plant weight and requires less space than current engine designs, thereby providing more flexibility in boat design.



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